Exhibit 3.1

The Companies Act 2006

Company Limited by Shares

Articles of Association

adopted by special resolution passed on              2014

of

Abengoa Yield plc

Table of Contents

		Page

Preliminary		2

1	Default Articles not to apply	2

2	Interpretation	2

3	Liability of members	4

Shares		4

4	Shares and special rights	4

5	Commissions on issue of shares	5

6	Reduction of capital	5

7	Fractions arising on consolidation or subdivision	5

8	Capitalisation of profits and reserves	5

9	Only absolute interests recognised	6

Share Certificates		6

10	Issue of share certificates	6

11	Form of share certificate	7

12	Replacement of share certificates	7

13	Consolidated and balance share certificates	7

Shares not held in Certificated Form		8

14	Uncertificated shares	8

Calls on Shares		9

15	Sums due on shares	9

16	Power to differentiate between holders	9

17	Calls	9

i

18	Liability for calls	9

19	Interest on overdue amounts	9

20	Payment of calls in advance	10

Forfeiture and Lien		10

21	Notice on failure to pay a call	10

22	Forfeiture for non-compliance	10

23	Disposal of forfeited shares	10

24	Holder to remain liable despite forfeiture	11

25	Lien on partly-paid shares	11

26	Sale of shares subject to lien	11

27	Evidence of forfeiture	12

Variation of Rights		12

28	Manner of variation of rights	12

29	Matters not constituting variation of rights	13

Transfer of Shares		13

30	Form of transfer	13

31	Right to refuse registration	13

32	No fee on registration	14

Transmission of Shares		14

33	Persons entitled to shares on death	14

34	Election by persons entitled by transmission	14

35	Rights of persons entitled by transmission	14

36	Prior notices binding	15

Untraced Shareholders		15

37	Untraced shareholders	15

General Meetings		16

38	Annual General Meetings	16

39	Convening of General Meetings	16

Notice of General Meetings		16

40	Notice of General Meetings	16

Proceedings at General Meetings		16

41	Chairman	16

42	Requirement for Quorum	16

43	Adjournment	17

44	Notice of adjourned meeting	17

45	Amendments to resolutions	17

46	Security arrangements and orderly conduct	18

47	Satellite meeting places	18

Votes of Members		19

48	Votes attaching to shares	19

49	Votes of joint holders	19

50	Validity and result of vote	19

Proxies and Corporate Representatives		19

51	Appointment of proxies	19

52	Multiple Proxies	19

53	Form of proxy	19

54	Deposit of form of proxy	20

55	Rights of proxy	20

56	Termination of proxy’s authority	20

57	Corporations acting by representatives	21

Default Shares		21

58	Restriction on voting in particular circumstances	21

Directors		22

59	Number of Directors	22

60	Share qualification	23

61	Directors’ fees	23

62	Directors’ expenses	23

63	Appointment of executive Directors and Chairman	23

64	Powers of executive Directors	23

Appointment and Retirement of Directors		23

65	Election or appointment of additional Director	23

66	Retirement at Annual General Meetings	24

67	Re-election of retiring Director	24

68	Termination of office	25

69	Removal of Director by resolution of Company	25

Meetings and Proceedings of Directors		26

70	Convening of meetings of Directors	26

71	Quorum	26

72	Chairman	26

73	Casting vote	27

74	Number of Directors below minimum	27

75	Directors’ written resolutions	27

76	Validity of proceedings	27

Directors’ Interests		27

77	Authorisation of Directors’ interests	27

78	Permitted Interests	28

79	Restrictions on quorum and voting	29

80	Confidential information	31

81	Directors’ interests - general	31

Powers of Directors		32

82	General powers	32

83	Provision for employees on cessation or transfer of business	32

84	Bank mandates	32

85	Borrowing	32

Delegation of Powers		32

86	Appointment and constitution of committees	32

87	Local boards and managers	33

88	Appointment of attorney	33

Secretary		33

89	Secretary	33

The Seal		33

90	The Seal	33

Authentication of Documents		34

91	Authentication of documents	34

Dividends		34

92	Declaration of final dividends	34

93	Fixed and interim dividends	34

94	Distribution in specie	35

95	Ranking of shares for dividend	35

96	Manner of payment of dividends	35

v

97	Record date for dividends	36

98	No interest on dividends	36

99	Retention of dividends	36

100	Unclaimed dividend	37

101	Waiver of dividend	37

Scrip Dividends		37

102	Scrip dividends	37

Accounts		39

103	Accounting records	39

Communications with Members		39

104	Service of notices	39

105	Communication with joint holders	40

106	Deceased and bankrupt members	40

107	Failure to supply address	41

108	Signature or authentication of documents sent by electronic means	41

109	Statutory provisions as to notices	41

Winding Up		41

110	Directors’ power to petition	41

Destruction of Documents		41

111	Destruction of documents	41

Arbitration		42

112	Arbitration	42

Jurisdiction		43

113	Jurisdiction	43

Directors’ Liabilities		43

114	Indemnity	43

115	Insurance	44

116	Defence expenditure	44

The Companies Act 2006

Company Limited by Shares

Articles of Association

adopted by special resolution passed on              2014

of

Abengoa Yield plc (the “Company”)

Preliminary

1	Default Articles not to apply

Neither the regulations in The Companies (Model Articles) Regulations 2008 nor Table A in The Companies (Tables A to F) Regulations 1985 nor any other articles or regulations prescribing forms of articles which may apply to companies under the Legislation or any former enactment relating to companies shall apply to the Company.

2	Interpretation

In these Articles (if not inconsistent with the subject or context) the provisions of this Article 2 apply:

“address”

means any address or number (including, in the case of any Uncertificated Proxy Instruction, an identification number of a participant in the relevant system) used for the purposes of sending or receiving notices, documents or information by electronic means and/or by means of a website;

“Annual General Meeting”	means a general meeting held as the Company’s annual general meeting in accordance with Section 336 of the Companies Act 2006;

“Appointing Shareholder”	shall have the meaning given to it in Article 65.5;

“Auditors”	means the auditors for the time being of the Company;

“clear days”	means a period of notice of the specified length excluding the day of the meeting and the day on which the notice is given;

“Companies Acts”	shall have the same meaning as in Section 2 of the Companies Act 2006 in so far as they apply to the Company;

“Company Communications Provisions”	shall have the same meaning as in Section 1143 of the Companies Act 2006;

“CREST Regulations”	means The Uncertificated Securities Regulations 2001;

“Directors”	means the directors of the Company;

“electronic form”	shall have the same meaning as in the Company Communications Provisions;

“electronic means”	shall have the same meaning as in the Company Communications Provisions;

“General Meeting”	means any general meeting of the Company, including any general meeting held as the Company’s Annual General Meeting;

“hard copy form”	shall have the same meaning as in the Company Communications Provisions;

“in writing”	means written or produced by any substitute for writing (including anything in electronic form) or partly one and partly another;

“Legislation”	means the Companies Acts, the CREST Regulations and every other rule, regulation or enactment for the time being in force concerning companies and affecting the Company;

“month”	means calendar month;

“NASDAQ”	means the market known as NASDAQ operated by The NASDAQ OMX Group, Inc.;

“NASDAQ Rules”	means the rules of NASDAQ;

“Office”	means the registered office of the Company for the time being;

“paid”	means paid or credited as paid;

“person entitled”	in relation to a share means a person entitled to that share by reason of the death or bankruptcy of a member or otherwise by operation of law;

“Register”	means the register of members of the Company;

“relevant system”	means a computer-based system, and procedures, which enable title to units of a security to be evidenced and transferred without a written instrument pursuant to the CREST Regulations;

“Seal”	means the common seal of the Company;

“Secretary”	means the secretary of the Company and any person appointed by the Directors to perform any of the duties of the secretary including, but not limited to, a joint, assistant or deputy secretary;

“Securities Seal”	means an official seal kept by the Company for sealing securities issued by the Company, or for sealing documents creating or evidencing securities so issued, as permitted by the Companies Acts;

“these Articles”	means these Articles of Association as from time to time altered;

“Transfer Office”	means the place where the Register is situated for the time being;

“Uncertificated Proxy Instruction”

means a properly authenticated dematerialised instruction, and/or other instruction or notification, sent by means of a relevant system to a participant in that system acting on behalf of the Company as the Directors may prescribe, in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system);

“United Kingdom”	means the United Kingdom of Great Britain and Northern Ireland; and

“year”	means calendar year.

2.1

Any reference to issued shares of any class (whether of the Company or of any other company) shall not include any shares of that class held as treasury shares except where the contrary is expressly provided.

2.2

Words denoting the singular shall include the plural and vice versa. Words denoting the masculine shall include the feminine. Words denoting persons shall include bodies corporate and unincorporated associations.

2.3	References to an Article are to a numbered paragraph of these Articles.

2.4	The words “including” and “include” and words of similar effect shall not be deemed to limit the general effect of the words which precede them.

2.5

References to any statute or statutory provision shall be construed as relating to any statutory modification or re-enactment thereof for the time being in force (whether coming into force before or after the adoption of these Articles.

2.6	References to a share (or to a holding of shares) being in certificated or uncertificated form are references, respectively, to that share being a certificated or an uncertificated unit of a security.

2.7	Subject to Article 28.2, the provisions of these Articles relating to General Meetings and to the proceedings at such meetings shall apply to separate meetings of a class of shareholders.

2.8	References to a person being present at a General Meeting include a person present by corporate representative.

2.9

Except as provided above, any words or expressions defined in the Companies Acts (if applicable) the NASDAQ Rules or the CREST Regulations shall (if not inconsistent with the subject or context) bear the same meanings in these Articles.

3	Liability of members

The liability of each member is limited to the amount (if any) for the time being unpaid on the shares held by that member.

Shares

4	Shares and special rights

4.1

Without prejudice to any rights attached to any existing shares, the Company may issue shares with such rights or restrictions as determined by either the Company by ordinary resolution or, if the Company passes a resolution to so authorise them, the Directors.

4.2

The Company may issue any shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder and the Directors may determine the terms, conditions and manner of redemption of any such shares.

5	Commissions on issue of shares

Subject to the Legislation, the Company may pay a commission to any person who (i) subscribes or agrees to subscribe for shares or (ii) procures or agrees to procure subscriptions for shares, in each case either conditionally or unconditionally. Such payment may be in cash, by allotting fully or partly paid shares or other securities, or partly in one way and partly in the other.

6	Reduction of capital

The Company may by special resolution reduce its share capital, share premium account, capital redemption reserve or redenomination reserve in any way permitted by the Legislation.

7	Fractions arising on consolidation or subdivision

7.1	Whenever as a result of a subdivision or consolidation of shares any members would become entitled to fractions of a share, the Directors may:

7.1.1	sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Legislation, the Company);

7.1.2	distribute the net proceeds of sale in due proportion among those members; and

7.1.3	authorise any person to execute an instrument to transfer the shares to the purchaser or its nominee.

7.2	The transferee of the shares has no obligation to ensure that the purchase money is distributed in accordance with this Article 7.

7.3	The transferee’s title to the shares shall not be affected by any irregularity in or invalidity of the sale proceedings.

7.4

Where any member’s entitlement to a portion of the proceeds of sale amounts to less than $1, that member’s portion may at the Directors’ discretion be distributed to an organisation which is a charity for the purposes of the law of England and Wales.

8	Capitalisation of profits and reserves

8.1	If so authorised by an ordinary resolution, the Directors may:

8.1.1	capitalise any sum standing to the credit of any of the Company’s reserve accounts (including any share premium account, capital redemption reserve or other undistributable reserve); and

8.1.2	capitalise any sum standing to the credit of the profit and loss account that is not required for payment of any preferential dividend.

8.2	Unless the ordinary resolution passed in accordance with Article 8.1 states otherwise the Directors shall set aside such capitalised sum:

8.2.1	for the holders of Shares (“entitled members”); and

8.2.2

in proportion to the number of Shares held by them on the date that the resolution is passed in accordance with Article 8.1 or such other date as set out in or calculated in accordance with such resolution, or in such other proportions as stated, or fixed as stated, in the resolution.

8.3

The Directors may apply such capitalised sum in paying up new Shares (or, subject to any special rights previously conferred on any shares or class of shares, new shares of any other class). The Company shall then allot such shares credited as fully paid to the entitled members or as they may direct. For the purposes of this Article 8.3 if the Company holds treasury shares on the date determined in accordance with Article 8.2.2:

8.3.1	it shall be treated as an entitled member; and

8.3.2	all Shares held by it as treasury shares shall be included in determining the proportions in which the capitalised sum is set aside.

8.4	To the extent a capitalised sum is appropriated from profits available for distribution it may also be applied:

8.4.1	in or towards paying up any amounts unpaid on existing shares held by the entitled members; or

8.4.2	in paying up new debentures of the Company which are then allotted credited as fully paid to the entitled members or as they may direct; or

8.4.3	a combination of the two.

8.5

The Directors may make such provisions as they think fit for any fractional entitlements which might arise on a capitalisation (including to disregard fractional entitlements or for the benefit of them to accrue to the Company).

9	Only absolute interests recognised

Except as required by law and these Articles, the Company is not obliged to recognise any person as holding any share upon any trust nor any other right in respect of any share, except the holder’s absolute right to the share and the rights attaching to it.

Share Certificates

10	Issue of share certificates

10.1

The Company shall issue a share certificate to every person whose name is entered in the Register in respect of shares in certificated form, except where the Legislation allows the Company not to issue a certificate.

10.2	Subject to Article 12, the Company shall issue share certificates without charge.

10.3	The Company shall issue certificates within the time limit prescribed by the Legislation or, if earlier, within any time limit specified in the terms of the shares or under which they were issued.

10.4

Where shares are held jointly by several persons, the Company is not required to issue more than one certificate in respect of those shares, and delivery of a certificate to one joint holder shall be sufficient delivery to them all.

10.5	Each certificate must be in respect of one class of shares only. If a member holds more than one class of shares, separate certificates must be issued to that member in respect of each class.

11	Form of share certificate

11.1

Every share certificate shall be executed by the Company by affixing the Seal or the Securities Seal (or, in the case of shares on a branch register, an official seal for use in the relevant territory) or otherwise in any manner permitted by the Legislation.

11.2	Every share certificate shall specify the number and class of shares to which it relates, the nominal value of those shares, the amount paid up on them and any distinguishing numbers assigned to them.

12	Replacement of share certificates

12.1

A member who has separate certificates in respect of shares of one class may request in writing that it be replaced with a consolidated certificate. The Company may comply with such request at its discretion.

12.2

A member who has a consolidated share certificate may request in writing that it be replaced with two or more separate certificates representing the shares in such proportions as the member may specify. The Company may comply with such request at its discretion.

12.3	If a share certificate is damaged or defaced or alleged to have been lost, stolen or destroyed, the member shall be issued a new certificate representing the same shares upon request.

12.4	No new certificate will be issued pursuant to this Article 12 unless the relevant member has:

12.4.1	first delivered the old certificate or certificates to the Company for cancellation; or

12.4.2	complied with such conditions as to evidence and indemnity as the Directors may think fit; and

12.4.3	paid such reasonable fee as the Directors may decide.

12.5	In the case of shares held jointly by several persons, any request pursuant to this Article 12 may be made by any one of the joint holders.

13	Consolidated and balance share certificates

13.1	If a member’s holding of shares of a particular class increases, the Company must issue that member with either:

13.1.1	a consolidated certificate in respect of all of the shares of that class held by that member; or

13.1.2	a separate certificate in respect of only the number of shares of that class by which that member’s holding has increased.

13.2

If some only of the shares comprised in a share certificate are transferred, or the member’s holding of those shares is otherwise reduced, the Company shall issue a new certificate for the balance of such shares.

13.3	No new certificate will be issued pursuant to this Article 13 unless the relevant member has:

13.3.1	first delivered any old certificate or certificates that represent any of the same shares to the Company for cancellation; or

13.3.2	complied with such conditions as to evidence and indemnity as the Directors may think fit and paid such reasonable fee as the Directors may decide.

Shares not held in Certificated Form

14	Uncertificated shares

14.1	In this Article 14, “the relevant rules” means:

14.1.1	any applicable provision of the Legislation about the holding, evidencing of title to, or transfer of shares other than in certificated form; and

14.1.2	any applicable legislation, rules or other arrangements made under or by virtue of such provision.

14.2	The provisions of this Article 14 have effect subject to the relevant rules.

14.3	To the extent any provision of the Articles is inconsistent with the applicable relevant rules it must be disregarded.

14.4	Any share or class of shares of the Company may be issued or held on such terms, or in such a way, that:

14.4.1	title to it or them is not, or must not be, evidenced by a certificate; or

14.4.2	it or they may or must be transferred wholly or partly without a certificate.

14.5	The Directors have power to take such steps as they think fit in relation to:

14.5.1	the evidencing of and transfer of title to uncertificated shares (including in connection with the issue of such shares);

14.5.2	any records relating to the holding of uncertificated shares;

14.5.3	the conversion of certificated shares into uncertificated shares; or

14.5.4	the conversion of uncertificated shares into certificated shares.

14.6	The Company may by notice to the holder of a share require that share:

14.6.1	if it is uncertificated, to be converted into certificated form; and

14.6.2	if it is certificated, to be converted into uncertificated form,

to enable it to be dealt with in accordance with the Articles.

14.7	If:

14.7.1	the Articles give the Directors power to take action, or require other persons to take action, in order to sell, transfer or otherwise dispose of shares; and

14.7.2	uncertificated shares are subject to that power, but the power is expressed in terms which assume the use of a certificate or other written instrument,

the Directors may take such action as is necessary or expedient to achieve the same results when exercising that power in relation to uncertificated shares.

14.8

The Directors may take such action as they consider appropriate to achieve the sale, transfer, disposal, forfeiture, re-allotment or surrender of an uncertificated share or otherwise to enforce a lien in respect of it. This may include converting such share to certificated form.

14.9	Unless the Directors resolve otherwise, shares which a member holds in uncertificated form must be treated as separate holdings from any shares which that member holds in certificated form.

14.10	A class of shares must not be treated as two classes simply because some shares of that class are held in certificated form and others are held in uncertificated form.

Calls on Shares

15	Sums due on shares

15.1

For the purposes of these Articles, any sum (whether on account of the nominal value of the share or by way of premium) which by the terms of allotment of a share becomes payable upon allotment, or at any fixed date, shall be deemed to be a call duly made and payable on the date on which it is payable.

15.2

In case of non-payment, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

16	Power to differentiate between holders

On the allotment of shares, the Directors may provide that the amount of calls to be paid on those shares and the times of payment are different for different holders of those shares.

17	Calls

17.1

Subject to the terms of allotment of the shares, the Directors may make a “call” by requiring a member to pay to the Company any money that is payable on the shares such member holds as at the date of the call.

17.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

17.3	Notice of a call must be given to the relevant member and may specify the time or times and place where payment is required to be made.

17.4	A call may be made payable by instalments.

17.5

A member must pay to the Company the amount called on such member’s shares at the time or times and place specified, but is not required to do so until 14 days have passed since the notice of call was sent.

17.6	A call may be wholly or partly revoked or postponed at any time before payment of it is made, as the Directors may decide.

18	Liability for calls

18.1	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of such share.

18.2	A person on whom a call is made remains liable for the call notwithstanding the subsequent transfer of the shares in respect of which the call was made.

19	Interest on overdue amounts

19.1

If a sum called in respect of a share is not paid by the time it is due for payment, the member from whom the sum is due shall pay interest on the sum from the time payment was due to the time of actual payment at such rate (not exceeding 15 per cent per annum) as the Directors decide.

19.2	The Directors may waive payment of such interest wholly or in part at their discretion.

20	Payment of calls in advance

20.1

Any member may pay to the Company all or any part of the amount (whether on account of the nominal value of the shares or by way of premium) uncalled and unpaid upon the shares held by such member. The Directors may accept or refuse such payment, as they think fit.

20.2	Any payment in advance of calls shall, to the extent of such payment, extinguish the liability upon the shares in respect of which it is made.

20.3	The Company may pay interest upon the money so received (until the same would but for such advance become payable) at such rate as the member paying such sum and the Directors may agree.

Forfeiture and Lien

21	Notice on failure to pay a call

21.1	If a member fails to pay in full any call or instalment of a call on or before the due date for payment, the Directors may at any time serve a notice in writing on such member requiring payment of:

21.1.1	so much of the call or instalment as is due but unpaid;

21.1.2	any interest which may have accrued on the unpaid amount; and

21.1.3	any expenses incurred by the Company by reason of such non-payment.

21.2	The notice shall state:

21.2.1	a date (not being less than seven days from the date of service of the notice) on or before which the payment is to be made;

21.2.2	the place where the payment is to be made; and

21.2.3	that in the event of non-payment the shares on which the call has been made will be liable to be forfeited.

22	Forfeiture for non-compliance

22.1

If the requirements of any notice given pursuant to Article 21 are not complied with and all calls and interest and expenses due in respect of such share remain unpaid, any share in respect of which such notice has been given may be forfeited by a resolution of the Directors to that effect.

22.2	Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before forfeiture.

22.3	The Directors may accept a surrender of any share liable to be forfeited pursuant to this Article 22.

23	Disposal of forfeited shares

23.1

A share forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to any person (including the person who was before such forfeiture or surrender the holder of that share or entitled to it) on such terms and in such manner as the Directors shall think fit.

23.2	At any time before a sale, re-allotment or disposal, the forfeiture or surrender may be cancelled on such terms as the Directors think fit.

23.3	The Directors may authorise any person to transfer a forfeited or surrendered share pursuant to this Article 23.

24	Holder to remain liable despite forfeiture

24.1	A person whose shares have been forfeited or surrendered shall:

24.1.1	cease to be a member in respect of those shares;

24.1.2	in the case of shares held in certificated form, surrender to the Company for cancellation the certificate for such shares;

24.1.3

remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by such person to the Company in respect of the shares together with interest on such sum at a rate of 15 per cent per annum (or such lower rate as the Directors may decide) from the date of forfeiture or surrender until the date of actual payment.

24.2

The Directors may at their absolute discretion enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or for any consideration received on their disposal. They may also waive payment in whole or in part.

25	Lien on partly-paid shares

25.1

The Company shall have a lien on every share that is not fully-paid for all moneys in respect of the share’s nominal value, or any premium at which it was issued, that have not been paid to the Company and are payable immediately or at a fixed time in the future, whether or not a call has been made on such sums.

25.2

The Company’s lien over a share takes priority over the rights of any third party and extends to any dividends or other sums payable by the Company in respect of that share (including any sale proceeds if that share is sold by the Company pursuant to these Articles).

25.3	The Directors may waive any lien which has arisen and may resolve that any share shall be exempt wholly or partially from the provisions of this Article 25 for such period as the Directors decide.

26	Sale of shares subject to lien

26.1	The Company may sell, in such manner as the Directors decide, any share in respect of which an enforcement notice has been given if that notice has not been complied with.

26.2	An enforcement notice:

26.2.1	may only be given if a sum in respect of which the lien exists is due and has not been paid;

26.2.2	must specify the share concerned;

26.2.3	must require payment of the sum due on a date not less than 14 days from the date of the notice;

26.2.4	must be addressed to the holder of, or person entitled to, that share; and

26.2.5	must give notice of the Company’s intention to sell the share if the notice is not complied with.

26.3	For the purpose of giving effect to any such sale, the Directors may authorise any person to transfer the shares sold to the purchaser or its nominee.

26.4	The net proceeds of such sale (after payment of the costs of the sale and of enforcing the lien) shall be applied:

26.4.1	first, in or towards payment or satisfaction of the amount in respect of which the lien exists, to the extent that amount was due on the date of the enforcement notice; and

26.4.2	secondly, to the person entitled to the shares immediately prior to the sale, provided that:

(i)

that person has first delivered the certificate or certificates in respect of the shares sold to the Company for cancellation or complied with such conditions as to evidence and indemnity as the Directors may think fit; and

(ii)

the Company shall have a lien over such proceeds (equivalent to that which existed upon the shares prior to the sale) in respect of sums which become or became due after the date of the enforcement notice in respect of the shares sold.

26.5	The transferee of the shares has no obligation to ensure that the purchase money is distributed in accordance with the Articles

26.6	The transferee’s title to the shares shall not be affected by any irregularity in or invalidity of the forfeiture, surrender or sale proceedings.

27	Evidence of forfeiture

A statutory declaration that the declarant is a Director or the Secretary and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share. Subject to compliance with any other transfer formalities required by the Articles or by law, such declaration shall constitute a good title to the share.

Variation of Rights

28	Manner of variation of rights

28.1	Whenever the share capital of the Company is divided into different classes of shares, the special rights attached to any class may be varied or abrogated:

28.1.1	with the consent in writing of the holders of three-quarters in nominal value of the issued shares of the class, excluding any shares held as treasury shares; or

28.1.2	with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise),

and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up.

28.2

The provisions of these Articles relating to General Meetings and to the proceedings at such meetings shall apply to separate meetings of a class of shareholders (with only such changes as are necessary), except that:

28.2.1	the necessary quorum at a separate meeting shall be two persons at least, holding or representing by proxy at least one-third in nominal value of the issued shares of the class;

28.2.2	at any adjourned meeting any holder of shares of the class present in person or by proxy shall be a quorum;

28.2.3	every such holder shall have one vote for every share of the class held by the holder; and

28.2.4	if a meeting is adjourned for any reason including a lack of quorum, the adjourned meeting may be held less than ten clear days after the original meeting notwithstanding Article 42.2.

28.3

The provisions of this Article 28 shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated form a separate class the special rights of which are to be varied.

29	Matters not constituting variation of rights

The special rights attached to any class of shares having preferential rights shall not, unless otherwise expressly provided by their terms of issue, be deemed to be varied by:

29.1	the creation or issue of further shares ranking, as regards participation in the profits or assets of the Company, in some or all respects equally with them but in no respect in priority to them; or

29.2	the purchase or redemption by the Company of any of its own shares.

Transfer of Shares

30	Form of transfer

30.1	All transfers of shares which are in certificated form may be effected by transfer in writing in any usual or common form or in any other form acceptable to the Directors.

30.2	The instrument of transfer shall be signed by or on behalf of the transferor and, if any of the shares are not fully-paid shares, by or on behalf of the transferee.

30.3	The transferor shall remain the holder of the shares concerned until the name of the transferee is entered in the Register in respect of those shares.

30.4	All instruments of transfer which are registered may be retained by the Company.

30.5	All transfers of shares which are in uncertificated form shall be effected by means of a relevant system unless the CREST Regulations provide otherwise.

31	Right to refuse registration

31.1	The Directors may decline to register any transfer of shares in certificated form unless:

31.1.1	the instrument of transfer is in respect of only one class of share;

31.1.2

the instrument of transfer is lodged (duly stamped if required) at the Transfer Office accompanied by the relevant share certificate(s) or such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer or, if the instrument of transfer is executed by some other person on the transferor’s behalf, the authority of that person to do so; and

31.1.3	it is fully paid.

31.2	The Directors may also refuse to register an allotment or transfer of shares (whether fully paid or not) in favour of more than four persons jointly.

32	No fee on registration

No fee will be charged by the Company in respect of the registration of any transfer or other document relating to or affecting the title to any shares or otherwise for making any entry in the Register affecting the title to any shares.

Transmission of Shares

33	Persons entitled to shares on death

33.1	If a member dies the only persons the Company shall recognise as having any title to such member’s interest in the shares shall be:

33.1.1	the survivors or survivor where the deceased was a joint holder; and

33.1.2	the executors or administrators of the deceased where the deceased was a sole or only surviving holder.

33.2	Nothing in this Article 33 shall release the estate of a deceased member (whether sole or joint) from any liability in respect of any share held by such member.

34	Election by persons entitled by transmission

34.1	A person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law may either:

34.1.1	be registered as holder of the share upon giving to the Company notice in writing to that effect; or

34.1.2	transfer such share to some other person,

upon supplying to the Company such evidence as the Directors may reasonably require to show such person’s title to the share.

34.2

All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall apply to any such notice or transfer as if the notice or transfer were a transfer made by the member registered as the holder of any such share.

35	Rights of persons entitled by transmission

35.1	A person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law:

35.1.1

subject to Article 35.1.2, shall be entitled to the same dividends and other advantages as a registered holder of the share upon supplying to the Company such evidence as the Directors may reasonably require to show such person’s title to the share; and

35.1.2	shall not be entitled to exercise any right in respect of the share in relation to General Meetings until such person has been registered as a member in respect of the share.

35.2

A person entitled to a share who has elected for that share to be transferred to some other person pursuant to Article 34.1.2 shall cease to be entitled to any rights or advantages in relation to such share upon that other person being registered as the holder of that share.

36	Prior notices binding

If a notice is given to a member in respect of a share, a person entitled to that share is bound by the notice if it was given to the member before the name of the person entitled was entered into the Register.

Untraced Shareholders

37	Untraced shareholders

37.1	The Company shall be entitled to sell the shares of a member, or a person entitled to those shares, if and provided that:

37.1.1

during the period of 12 years prior to the date of the publication of the advertisements referred to in Article 37.1.2 (or, if published on different dates, the first of them) at least three dividends in respect of the shares have become payable and no dividend in respect of those shares has been claimed;

37.1.2

the Company has inserted advertisements in both (i) a national newspaper and (ii) a newspaper circulating in the area in which the last known postal address of the member or other address for service notified to the Company is located, giving notice of its intention to sell the shares; and

37.1.3	during the period of three months following the publication of such advertisements the Company has received no communication from such member or person.

37.2	If the Company is entitled to sell any shares pursuant to Article 37.1, it shall do so at the best price reasonably obtainable at the time of sale.

37.3

To give effect to any such sale the Company may appoint any person to transfer, as transferor, the said shares and such transfer shall be as effective as if it had been carried out by the registered holder of or person entitled to such shares and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto.

37.4	For the purpose of giving effect to any such sale the Directors may authorise any person to transfer the shares sold to the purchaser or its nominee.

37.5	The transferee’s title to the shares shall not be affected by any irregularity in or invalidity of the sale proceedings.

37.6	The transferee of the shares has no obligation to ensure that the purchase money is distributed in accordance with the Articles.

37.7

The net proceeds of such sale (after payment of the costs of the sale) shall belong to the Company. The Company shall be obliged to account to the former member or other person previously entitled for an amount equal to such proceeds and shall enter the name of such former member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt and no interest shall be payable in respect of it. The Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Directors may from time to time think fit.

General Meetings

38	Annual General Meetings

An Annual General Meeting shall be held in each period of six months beginning with the day following the Company’s accounting reference date, at such place or places, date and time as may be decided by the Directors.

39	Convening of General Meetings

The Directors may, whenever they think fit, and shall on requisition in accordance with the Legislation, proceed to convene a General Meeting.

Notice of General Meetings

40	Notice of General Meetings

40.1	Notices of General Meetings shall include all information required to be included by the Legislation.

40.2

Notice shall be given to all members other than members who are not entitled to receive such notices from the Company under the provisions of these Articles. The Company may determine that only those persons entered on the Register at the close of business on a day decided by the Company, such day being no more than 21 days before the day that notice of the meeting is sent, shall be entitled to receive such a notice. If a member is added to the Register after the day determined by the Company under this Article, this shall not invalidate the service of the notice, nor entitle such member to receive notice of the meeting.

40.3

For the purposes of determining which persons are entitled to attend or vote at a meeting, and how many votes such persons may cast, the Company must specify in the notice of the meeting a time, not more than 48 hours before the time fixed for the meeting, by which a person must be entered on the Register in order to have the right to attend or vote at the meeting. The Directors may at their discretion resolve that, in calculating such period, no account shall be taken of any part of any day that is not a working day (within the meaning of Section 1173 of the Companies Act 2006).

Proceedings at General Meetings

41	Chairman

The Chairman of the Board of Directors shall preside as Chairman of any General Meeting at which he/she is present (as long as he/she is willing to do so). If he/she is not present or is unwilling, a Deputy Chairman, failing whom any Director present and willing to act and, if more than one, chosen by the Directors present at the meeting, shall preside as Chairman. If no Director is present within 10 minutes after the time appointed for holding the meeting and willing to act as Chairman, a member may be elected to be the Chairman by a resolution of the Company passed at the meeting.

42	Requirement for Quorum

42.1

No business other than the appointment of a Chairman shall be transacted at any General Meeting unless a quorum is present at the time when the meeting proceeds to business. The necessary quorum at a General Meeting shall be two members at least, holding or representing by proxy at least one-third in nominal value of the issued shares.

42.2

If within five minutes from the time appointed for a General Meeting (or such longer interval as the Chairman of the meeting may think fit to allow) a quorum is not present, or if during the meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case it shall stand adjourned to such day, time and place as may have been specified for the purpose in the notice convening the meeting or (if not so specified) as the Directors may decide, provided that the adjourned meeting shall be held not less than ten clear days after the original General Meeting.

43	Adjournment

43.1	The Chairman of any General Meeting at which a quorum is present may adjourn the meeting if:

43.1.1	the members consent to an adjournment by passing an ordinary resolution;

43.1.2	the Chairman considers it necessary to restore order or to otherwise facilitate the proper conduct of the meeting; or

43.1.3

the Chairman considers it necessary for the safety of the people attending the meeting (including if there is insufficient room at the meeting venue to accommodate everyone who wishes to, and is entitled to, attend).

43.2	The Chairman of any General Meeting at which a quorum is present must adjourn the meeting if requested to do so by the meeting.

43.3

If the Chairman adjourns a meeting the Chairman may specify the time and place to which it is adjourned. Where a meeting is adjourned without specifying a new time and place, the time and place for the adjourned meeting shall be fixed by the Directors.

43.4	No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place.

44	Notice of adjourned meeting

When a meeting is adjourned for 30 days or more or without specifying a new time, not less than seven days’ notice of the adjourned meeting shall be given in accordance with Article 40 (making such alterations as necessary). Otherwise it shall not be necessary to give any such notice.

45	Amendments to resolutions

45.1	A special resolution to be proposed at a General Meeting may be amended by ordinary resolution provided that no amendment may be made other than a mere clerical amendment to correct a patent error.

45.2	An ordinary resolution to be proposed at a General Meeting may be amended by ordinary resolution provided that:

45.2.1	in the opinion of the Chairman of the meeting the amendment is within the scope of the business of the meeting as described and does not impose further obligations on the Company; and

45.2.2	notice of the proposed amendment is given to the Company by a person entitled to vote at the General Meeting in question at least 48 hours before the meeting or adjourned meeting (as the case may be).

45.3

If an amendment is proposed to any resolution under consideration but is in good faith ruled out of order by the Chairman of the meeting, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

46	Security arrangements and orderly conduct

46.1

The Directors may put in place such arrangements or restrictions as they think fit to ensure the safety and security of the attendees at a General Meeting and the orderly conduct of the meeting, including requiring attendees to submit to searches.

46.2	The Directors may refuse entry to, or remove from, a General Meeting any member, proxy or other person who fails to comply with such arrangements or restrictions.

46.3	The Chairman of a General Meeting may take such action as the Chairman thinks fit to maintain the proper and orderly conduct of the meeting.

47	Satellite meeting places

47.1	To facilitate the organisation and administration of any General Meeting, the Directors may decide that the meeting shall be held at two or more locations.

47.2

For the purposes of these Articles any General Meeting taking place at two or more locations shall be treated as taking place where the Chairman of the meeting presides (the “principal meeting place”) and any other location where that meeting takes place is referred to in these Articles as a “satellite meeting”.

47.3

A member present in person or by proxy at a satellite meeting may be counted in the quorum and may exercise all rights that they would have been able to exercise if they were present at the principal meeting place.

47.4	The Directors may make and change from time to time such arrangements as they shall in their absolute discretion consider appropriate to:

47.4.1	ensure that all members and proxies for members wishing to attend the meeting can do so;

47.4.2	ensure that all persons attending the meeting are able to participate in the business of the meeting and to see and hear anyone else addressing the meeting;

47.4.3	ensure the safety of persons attending the meeting and the orderly conduct of the meeting; and

47.4.4	restrict the numbers of members and proxies at any one location to such number as can safely and conveniently be accommodated there.

47.5

The entitlement of any member or proxy to attend a satellite meeting shall be subject to any such arrangements then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

47.6

If there is a failure of communication equipment or any other failure in the arrangements for participation in the meeting at more than one place, the Chairman may adjourn the meeting in accordance with Article 43.1.2. Such an adjournment will not affect the validity of such meeting, or any business conducted at such meeting up to the point of adjournment, or any action taken pursuant to such meeting.

47.7

A person (a “satellite chairman”) appointed by the Directors shall preside at each satellite meeting. Every satellite chairman shall carry out all requests made of the satellite chairman by the Chairman of the General Meeting, may take such action as the satellite chairman thinks necessary to maintain the proper and orderly conduct of the satellite meeting and shall have all powers necessary or desirable for such purposes.

Votes of Members

48	Votes attaching to shares

48.1

Subject to Article 40.3 and to any special rights or restrictions as to voting attached by or in accordance with these Articles to any shares or any class of shares, at a general meeting, voting on each and every resolution shall be taken by way of poll.

48.2	As such, every member who is present in person or by proxy shall have one vote for every share of which such member is the holder.

48.3	A proxy shall not be entitled to vote where the member appointing the proxy would not have been entitled to vote on the resolution had such member been present in person.

49	Votes of joint holders

In the case of joint holders of a share the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names appear in the Register in respect of the share.

50	Validity and result of vote

No objection shall be raised as to the qualification of any voter or the admissibility of any vote except at the meeting or adjourned meeting at which the vote is tendered. Every vote not disallowed at such meeting shall be valid for all purposes. Any such objection shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

Proxies and Corporate Representatives

51	Appointment of proxies

51.1	A member is entitled to appoint a proxy to exercise all or any of such member’s rights to attend and to speak and vote at a General Meeting.

51.2	A proxy need not be a member of the Company.

52	Multiple Proxies

A member may appoint more than one proxy in relation to a meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by such member.

53	Form of proxy

53.1	The appointment of a proxy must be in writing in any usual or common form or in any other form which the Directors may approve and:

53.1.1	in the case of an individual must either be signed by the appointor or the appointor’s attorney or authenticated in accordance with Article 108; and

53.1.2

in the case of a corporation must be either given under its common seal or be signed on its behalf by an attorney or a duly authorised officer of the corporation or authenticated in accordance with Article 108.

53.2

Any signature on or authentication of such appointment need not be witnessed. Where an appointment of a proxy is signed or authenticated in accordance with Article 108 on behalf of the appointor by an attorney, the Company may treat that appointment as invalid unless the power of attorney or a notarially certified copy of the power of attorney is submitted to the Company.

54	Deposit of form of proxy

54.1

The appointment of a proxy must be received in the manner set out in or by way of note to, or in any document accompanying, the notice convening the meeting (or if no address is so specified, at the Transfer Office), in the case of a meeting or adjourned meeting, not less than 48 hours before the commencement of the meeting or adjourned meeting to which it relates and in default shall not be treated as valid.

54.2

The Directors may at their discretion resolve that, in calculating the periods mentioned in Article 54.1, no account shall be taken of any part of any day that is not a working day (within the meaning of Section 1173 of the Companies Act 2006).

54.3

In relation to any shares in uncertificated form the Directors may permit a proxy to be appointed by electronic means or by means of a website in the form of an Uncertificated Proxy Instruction and may permit any supplement to, or amendment or revocation of, any Uncertificated Proxy Instruction to be made by a further Uncertificated Proxy Instruction. The Directors may prescribe the method of determining the time at which any Uncertificated Proxy Instruction is to be treated as received by the Company. The Directors may treat any Uncertificated Proxy Instruction purporting or expressed to be sent on behalf of a holder of a share as sufficient evidence of the authority of the person sending the instruction to send it on behalf of that holder.

54.4	Unless the contrary is stated on the proxy form, the appointment of a proxy shall be as valid for any adjournment of a meeting as it is for the meeting to which it relates.

55	Rights of proxy

Subject to the Legislation, a proxy shall have the right to exercise all or any of the rights of the proxy’s appointor, or (where more than one proxy is appointed by a member) all or any of the rights attached to the shares in respect of which such person is appointed the proxy to attend, and to speak and vote, at a General Meeting.

56	Termination of proxy’s authority

56.1

Neither the death or insanity of a member who has appointed a proxy, nor the revocation or termination by a member of the appointment of a proxy (or of the authority under which the appointment was made), shall invalidate the proxy or the exercise of any of the rights of the proxy, unless notice of such death, insanity, revocation or termination shall have been received by the Company in accordance with Article 56.2.

56.2

Any such notice of death, insanity, revocation or termination must be in writing and be received at the address or one of the addresses (if any) specified for receipt of proxies in, or by way of note to, or in any document accompanying, the notice convening the meeting to which the appointment of the proxy relates (or if no address is so specified, at the Transfer Office) in the case of a meeting or adjourned meeting, not less than one hour before the commencement of the meeting or adjourned meeting to which the proxy appointment relates.

57	Corporations acting by representatives

Subject to the Legislation, any corporation which is a member of the Company may by resolution of its directors or other governing body authorise a person or persons to act as its representative or representatives at any General Meeting.

Default Shares

58	Restriction on voting in particular circumstances

58.1

Unless the Directors resolve otherwise, no member shall be entitled in respect of any share held by such member to vote either personally or by proxy or to exercise any other right conferred by membership in relation to General Meetings if any call or other sum due from such member to the Company in respect of that share remains unpaid.

58.2

If any member, or any other person appearing to be interested in shares (within the meaning of Part 22 of the Companies Act 2006) held by such member, has been duly served with a notice under Section 793 of the Companies Act 2006 and is in default for a period of 14 days in supplying to the Company the information required by that notice, then (unless the Directors otherwise determine) in respect of:

58.2.1

the shares comprising the shareholding account in the Register which comprises or includes the shares in relation to which the default occurred (all or the relevant number as appropriate of such shares being the “default shares”, which expression shall include any further shares which are issued in respect of such shares); and

58.2.2	any other shares held by the member,

the member shall not (for so long as the default continues) nor shall any transferee to whom any of such shares are transferred (other than pursuant to an approved transfer or pursuant to Article 58.3.2) be entitled to attend or vote either personally or by proxy at a General Meeting or to exercise any other right conferred by membership in relation to General Meetings.

58.3

Where the default shares represent 0.25 per cent or more of the issued shares of the class in question, the Directors may in their absolute discretion by notice in writing (a “direction notice”) to such member direct that:

58.3.1

any dividend or part of a dividend (including shares to be issued in lieu of a dividend) or other money which would otherwise be payable in respect of the default shares shall be retained by the Company without any liability to pay interest on it when such dividend or other money is finally paid to the member; and/or

58.3.2	no transfer of any of the shares held by such member shall be registered unless the transfer is an approved transfer or:

(i)	the member is not in default as regards supplying the information required; and

(ii)

the transfer is of part only of the member’s holding and, when presented for registration, is accompanied by a certificate by the member in a form satisfactory to the Directors to the effect that after due and careful enquiry the member is satisfied that none of the shares the subject of the transfer are default shares, provided that, in the case of shares in uncertificated form, the Directors may only exercise their discretion not to register a transfer if permitted to do so by the CREST Regulations.

58.4

The Company shall send a copy of the direction notice to each other person appearing to be interested in the shares the subject of that direction notice, but the failure or omission by the Company to do so shall not invalidate such notice.

58.5

Any direction notice shall have effect in accordance with its terms for so long as the default in respect of which the direction notice was issued continues. Any direction notice shall cease to have effect at such time as the Directors decide. Within a period of one week of the default being duly remedied, the Directors shall decide that the relevant direction notice shall cease to have effect and shall give written notice of that fact to the member as soon as reasonably practicable.

58.6	Any direction notice shall cease to have effect in relation to any shares which are transferred by such member by means of an approved transfer or in accordance with Article 58.3.2.

58.7	For the purposes of this Article 58:

58.7.1

a person shall be treated as appearing to be interested in any shares if the member holding such shares has been served with a notice under Section 793 of the Companies Act 2006 and either (i) the member has named such person as being so interested or (ii) (after taking into account the response of the member to the said notice and any other relevant information) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares; and

58.7.2	a transfer of shares is an “approved transfer” if:

(i)	it is a transfer of shares to an offeror by way or in pursuance of acceptance of a takeover offer (as defined in Section 974 of the Companies Act 2006); or

(ii)

the Directors are satisfied that the transfer is made pursuant to a genuine sale of the whole of the beneficial ownership of the shares to a party unconnected with the member, or with any person appearing to be interested in such shares, including any such sale made through an investment exchange that has been granted recognition under the Financial Services and Markets Act 2000 or through NASDAQ or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded. For the purposes of this Article 58 any associate (as that term is defined in Section 435 of the Insolvency Act 1986) shall be included amongst the persons who are connected with the member or any person appearing to be interested in such shares.

58.8	The provisions of this Article 58 are in addition and without prejudice to the provisions of the Companies Acts.

Directors

59	Number of Directors

The Directors shall not be less than seven nor more than 13 in number save that the Company may by ordinary resolution from time to time vary the minimum number and/or maximum number of Directors.

60	Share qualification

A Director shall not be required to hold any shares of the Company by way of qualification. A Director who is not a member of the Company shall nevertheless be entitled to attend and speak at General Meetings.

61	Directors’ fees

Ordinary remuneration shall be paid to the Independent Non-Executive Directors only and shall from time to time be determined by the Directors.

62	Directors’ expenses

The Directors may repay to any Director all such reasonable expenses as that Director may incur in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or separate meetings of any class of members or debentures or otherwise in connection with the business of the Company.

63	Appointment of executive Directors and Chairman and Lead Independent Director

63.1

The Directors may from time to time appoint one or more of them to be the holder of any executive office (save for the office of Chairman, Deputy Chairman or Chief Executive Officer) on such terms and for such period as they may (subject to the provisions of the Legislation) resolve and, without prejudice to the terms of any contract entered into in any particular case, may at any time revoke or vary the terms of any such appointment.

63.2

The Company may by ordinary resolution elect any Director to be a Chief Executive Officer to manage the day-to-day running of the Company. The Chief Executive Officer shall be authorised to take such steps and actions as necessary to ensure the management of the Company.

63.3

The appointment of any Director to any other executive office shall not automatically terminate if such Director ceases to be a Director for any reason, unless the contract or resolution under which such Director holds office shall expressly state otherwise, in which event such termination shall be without prejudice to any claim for damages for breach of any contract of service between such Director and the Company.

63.4	The Directors may from time to time appoint a Lead Independent Director out of the independent directors, who shall be responsible for the coordination of the activities of the independent directors.

64	Powers of executive Directors

The Directors may entrust to and confer upon any Director holding any executive office any of the powers exercisable by them as Directors upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers. They may from time to time revoke, withdraw, alter or vary all or any of such delegated powers.

Appointment and Retirement of Directors

65	Election or appointment of additional Director

65.1

Subject to this Article 65, the Company may by ordinary resolution elect, and the Directors shall have power at any time to appoint, any person to be a Director either to fill a casual vacancy or as an additional Director, but not so that the total number of Directors shall exceed the maximum number fixed by or in accordance with these Articles.

65.2

Any person so appointed by the Directors shall retire at the next Annual General Meeting or, if the notice of the next Annual General Meeting has already been sent at the time of such person’s appointment by the Directors, the Annual General Meeting following that one and shall then be eligible for election.

65.3	Each member of the Company shall, subject to holding a minimum number of shares (the “Minimum Shareholding”), have the right to appoint a Director to the Board.

65.4

The Minimum Shareholding shall vary depending upon the number of Directors which constitute the Board and shall be determined in proportion thereto. By way of illustration, if the number of Directors is at any one time eight, the Minimum Shareholding shall be 12.5 per cent.

65.5

Once calculated, each member (the “Appointing Shareholder”) shall be entitled to appoint one Director per Minimum Shareholding, provided that no Appointing Shareholder shall be entitled to appoint more than half of the Directors plus one from time to time. By way of illustration, if the Minimum Shareholding is 12.5 per cent., for each 12.5 per cent. of voting rights held in the Company, the Appointing Shareholder shall be entitled to appoint one Director. An Appointing Shareholder with 25 per cent. of the voting rights held in the Company shall therefore be entitled to appoint two Directors, but no Appointing Shareholder in this instance shall be entitled to appoint more than five Directors.

65.6

No person shall be elected as a Director unless such person is recommended by the Board or the Company has received from such person confirmation in writing of that person’s willingness to be elected as a Director, no later than seven days before the General Meeting at which the relevant resolution is proposed.

66	Retirement at Annual General Meetings

66.1

Each Director shall retire at the Annual General Meeting held in the third calendar year following the year in which the Director was elected or last re-elected by the Company, or at such earlier Annual General Meeting as the Directors may resolve.

66.2

Each Director (other than the Chairman and any Director holding an executive office) shall retire at each Annual General Meeting following the ninth anniversary of the date on which the Director was elected by the Company.

66.3

A Director who retires at any Annual General Meeting shall be eligible for election or re-election unless the Directors resolve otherwise not later than the date of the notice of such Annual General Meeting.

67	Re-election of retiring Director

67.1

Where a Director retires at an Annual General Meeting in accordance with Article 66.1 or 66.2, or otherwise, the Company may at the meeting by ordinary resolution fill the office being vacated by electing the retiring Director (if eligible for re-election). In the absence of such a resolution the retiring Director shall nevertheless be deemed to have been re-elected except in any of the following cases:

67.1.1	where at such meeting a resolution for the re-election of such Director is put to the meeting and lost;

67.1.2	where such Director is ineligible for re-election or has given notice in writing to the Company that he/she is unwilling to be re-elected; or

67.1.3	where a resolution to elect such Director is void by reason of contravention of Section 160 of the Companies Act 2006.

67.2

The retirement shall not have effect until the conclusion of the meeting except where a resolution is passed to elect some other person in the place of the retiring Director or a resolution for the retiring Director’s re-election is put to the meeting and lost. Accordingly a retiring Director who is re-elected or deemed to have been re-elected will continue in office without a break.

68	Termination of office

68.1	The office of a Director is terminated if:

68.1.1	subject to the Companies Act 2006, an Appointing Shareholder elects to terminate the office of any Director appointed by it;

68.1.2	the Director becomes prohibited by law or (if applicable) the NASDAQ Rules from acting as a Director or ceases to be a Director by virtue of any provision of the Companies Act 2006;

68.1.3	the Company has received notice of the Director’s resignation or retirement from office and such resignation or retirement from office has taken effect in accordance with its terms;

68.1.4	the Director has retired at an Annual General Meeting in accordance with Article 66.1 or 66.2, or otherwise, and any of Articles 67.1.1, 67.1.2 or 67.1.3 applies.

68.1.5

the Director has a bankruptcy order made against him/her, compounds with his/her creditors generally or applies to the court for an interim order under Section 253 of the Insolvency Act 1986 in connection with a voluntary arrangement under that Act or any analogous event occurs in relation to the Director in another country;

68.1.6

an order is made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for the Director’s detention or for the appointment of another person (by whatever name called) to exercise powers with respect to the Director’s property or affairs;

68.1.7	the Director is absent from meetings of the Directors for three months without permission and the Directors have resolved that the Director’s office be vacated;

68.1.8	notice of termination is served or deemed served on the Director and that notice is given by a majority of Directors for the time being; or

68.1.9

in the case of a Director other than the Chairman and any director holding an executive office, if the Directors resolve to require the Director to resign and the Director fails to do so within 30 days of notification of such resolution being served or deemed served on the Director.

68.2

If a Director holds an appointment to an executive office which automatically terminates on termination of the Director’s office as Director, the Director’s removal from office pursuant to this Article 68 shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages for breach of any contract of service between the Director and the Company.

69	Removal of Director by resolution of Company

In accordance with and subject to the provisions of the Legislation, the Company may remove any Director from office by ordinary resolution of which special notice has been given and elect another person in place of a Director so removed from office. Such removal may take place notwithstanding any provision of these Articles or of any agreement between the Company and such Director, but shall be without prejudice to any claim the Director may have for damages for breach of any such agreement.

Meetings and Proceedings of Directors

70	Convening of meetings of Directors

70.1

Subject to the provisions of these Articles the Directors may meet together for the despatch of business, adjourn and otherwise regulate their proceedings as they think fit. At any time the Chairman or the Chief Executive Officer may, and the Secretary at the request of either of them shall, call a meeting of the Directors by giving notice to the other Directors. Notice need not be in writing and may be sent to any address provided by the Director. In addition, a meeting may also be called by the Chairman at the request of the Lead Independent Director.

70.2	Any Director may waive notice of any meeting and any such waiver may be retroactive.

70.3

The Directors shall be deemed to meet together if they are in separate locations, but are linked by conference telephone or other communication equipment which allows those participating to hear and speak to each other, and a quorum in that event shall be at least half of the Directors so linked (or such other number fixed from time to time by the Directors). Such a meeting shall be deemed to take place where the largest group of Directors participating is assembled or, if there is no such group, where the Chairman of the meeting then is.

71	Quorum

The quorum necessary for the transaction of business of the Directors may be fixed from time to time by the Directors and unless so fixed at any other number shall be a number equal to at least half of the Directors appointed from time to time. A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

72	Chairman

72.1

The Directors may elect from their number a Chairman and a Deputy Chairman (or two or more Deputy Chairmen) and decide the period for which each is to hold office. Unless such period is otherwise fixed by the Directors, the Chairman and Deputy Chairman shall hold their respective office for a period of three years. If no Chairman or Deputy Chairman has been appointed or if at any meeting of the Directors no Chairman or Deputy Chairman is present within five minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be Chairman of the meeting.

72.2

The appointment of any Director to the office of Chairman or Deputy Chairman shall automatically terminate if such Director ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between such Director and the Company.

72.3

If at any time there is more than one Deputy Chairman the right, in the absence of the Chairman, to preside at a meeting of the Directors or of the Company shall be determined as between the Deputy Chairmen present (if more than one) by seniority in length of appointment or otherwise as resolved by the Directors.

73	Casting vote

Questions arising at any meeting of the Directors shall be determined by a majority of votes. In the case of an equality of votes, the Chairman shall have a second or casting vote.

74	Number of Directors below minimum

If and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of appointing such number of additional Directors as is required to meet the minimum or of summoning General Meetings, but not for any other purpose. If no Directors or Director is able or willing to act, then any two members may summon a General Meeting for the purpose of appointing Directors.

75	Directors’ written resolutions

75.1	The Chairman or the Chief Executive Officer may, and the Secretary at the request of either of them shall, propose a written resolution by giving written notice to the other Directors.

75.2	A Directors’ written resolution is adopted when all the Directors who would have been entitled to vote on such resolution if it had been proposed at a meeting of the Directors have:

75.2.1	signed one or more copies of it; or

75.2.2	otherwise indicated their agreement to it in writing.

75.3	A Directors’ written resolution is not adopted if the number of Directors who have signed it is less than the quorum for Directors’ meetings.

75.4	Once a Directors’ written resolution has been adopted, it must be treated as if it had been a resolution passed at a Directors’ meeting in accordance with the Articles.

76	Validity of proceedings

All acts done by any meeting of Directors, or of any committee or sub-committee of the Directors, or by any person acting as a member of any such committee or sub-committee, shall as regards all persons dealing in good faith with the Company be valid, notwithstanding that there was some defect in the appointment of any Director or any such persons, or that any such persons were disqualified or had vacated office, or were not entitled to vote.

Directors’ Interests

77	Authorisation of Directors’ interests

77.1

For the purposes of Section 175 of the Companies Act 2006, the Directors shall have the power to authorise any matter which would or might otherwise constitute or give rise to a breach of the duty of a Director to avoid a situation in which the Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company.

77.2	Authorisation of a matter under this Article 77 shall be effective only if:

77.2.1

the matter in question shall have been proposed in writing for consideration at a meeting of the Directors, in accordance with the Board’s normal procedures or in such other manner as the Directors may resolve;

77.2.2

any requirement as to the quorum at the meeting of the Directors at which the matter is considered is met without counting the Director in question and any other interested Director (together the “Interested Directors”); and

77.2.3	the matter was agreed to without the Interested Directors voting or would have been agreed to if the votes of the Interested Directors had not been counted.

77.3	Any authorisation of a matter under this Article 77 may:

77.3.1	extend to any actual or potential conflict of interest which may arise out of the matter so authorised;

77.3.2	be subject to such conditions or limitations as the Directors may resolve, whether at the time such authorisation is given or subsequently; and

77.3.3	be terminated by the Directors at any time;

and a Director shall comply with any obligations imposed on the Director by the Directors pursuant to any such authorisation.

77.4

A Director shall not, save as otherwise agreed by such Director, be accountable to the Company for any benefit which the Director (or a person connected with the Director) derives from any matter authorised by the Directors under this Article 77 and any contract, transaction or arrangement relating to such a matter shall not be liable to be avoided on the grounds of any such benefit.

78	Permitted Interests

78.1	Subject to compliance with Article 78.2, a Director, notwithstanding such Director’s office, may have an interest of the following kind:

78.1.1	where a Director (or a person connected with the Director) is a director or other officer of, or employed by, or otherwise interested (including by the holding of shares) in any Relevant Company;

78.1.2

where a Director (or a person connected with the Director) is a party to, or otherwise interested in, any contract, transaction or arrangement with a Relevant Company, or in which the Company is otherwise interested;

78.1.3

where the Director (or a person connected with the Director) acts (or any firm of which the Director is a partner, employee or member acts) in a professional capacity for any Relevant Company (other than as Auditor) whether or not the Director or it is remunerated for such work;

78.1.4

where a Director is or becomes a director or officer of any other body corporate in which the Company does not have an interest if that cannot reasonably be regarded as likely to give rise to a conflict of interest at the time of the Director’s appointment as director or officer of that other body corporate;

78.1.5	where a Director has an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest;

78.1.6	where a Director has an interest, or a transaction or arrangement giving rise to an interest, of which the Director is not aware; or

78.1.7	where a Director has any other interest authorised by ordinary resolution.

No authorisation under Article 77 shall be necessary in respect of any such interest.

78.2

A Director shall declare the nature and extent of any interest permitted under Article 78.1, and not falling with Article 78.3, at a meeting of the Directors or in such other manner as the Directors may resolve.

78.3	No declaration of an interest shall be required by a Director in relation to an interest:

78.3.1	falling within Article 78.1.5 or Article 78.1.6;

78.3.2

if, or to the extent that, the other Directors are already aware of such interest (and for this purpose the other Directors are treated as aware of anything of which they ought reasonably to be aware); or

78.3.3

if, or to the extent that, it concerns the terms of the Director’s service contract (as defined in Section 227 of the Companies Act 2006) that have been or are to be considered by a meeting of the Directors, or by a committee of Directors appointed for the purpose under these Articles.

78.4

A Director shall not, save as otherwise agreed by the Director, be accountable to the Company for any benefit which the Director (or a person connected with the Director) derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any Relevant Company or for such remuneration, each as referred to in Article 78.1, and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit.

78.5	For the purposes of this Article 78, “Relevant Company” shall mean:

78.5.1	the Company;

78.5.2	a subsidiary undertaking of the Company;

78.5.3	any holding company of the Company or a subsidiary undertaking of any such holding company;

78.5.4	any body corporate promoted by the Company; or

78.5.5	any body corporate in which the Company is otherwise interested.

79	Restrictions on quorum and voting

79.1

Save as provided in this Article 79, and whether or not the interest is one which is authorised pursuant to Article 77 or permitted under Article 78, a Director shall not be entitled to vote on any resolution in respect of any contract, transaction or arrangement, or any other proposal, in which the Director (or a person connected with the Director) is interested. Any vote of a Director in respect of a matter where the Director is not entitled to vote shall be disregarded.

79.2	A Director shall not be counted in the quorum at a meeting of the Directors in relation to any resolution on which the Director is not entitled to vote.

79.3

Subject to the provisions of the Legislation, a Director shall (in the absence of some other interest than is set out below) be entitled to vote, and be counted in the quorum, in respect of any resolution concerning any contract, transaction or arrangement, or any other proposal:

79.3.1	in which the Director has an interest of which the Director is not aware;

79.3.2	in which the Director has an interest which cannot reasonably be regarded as likely to give rise to a conflict of interest;

79.3.3	in which the Director has an interest only by virtue of interests in shares, debentures or other securities of the Company, or by reason of any other interest in or through the Company;

79.3.4

which involves the giving of any security, guarantee or indemnity to the Director or any other person in respect of (i) money lent or obligations incurred by the Director or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings or (ii) a debt or other obligation of the Company or any of its subsidiary undertakings for which the Director has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

79.3.5

concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings (i) in which offer the Director is or may be entitled to participate as a holder of securities or (ii) in the underwriting or sub-underwriting of which the Director is to participate;

79.3.6

concerning any other body corporate in which the Director is interested, directly or indirectly and whether as an officer, shareholder, creditor, employee or otherwise, provided that the Director (together with persons connected with the Director) is not the holder of, or beneficially interested in, one per cent or more of the issued equity share capital of any class of such body corporate or of the voting rights available to members of the relevant body corporate;

79.3.7

relating to an arrangement for the benefit of the employees or former employees of the Company or any of its subsidiary undertakings which does not award the Director any privilege or benefit not generally awarded to the employees or former employees to whom such arrangement relates;

79.3.8	concerning the purchase or maintenance by the Company of insurance for any liability for the benefit of Directors or for the benefit of persons who include Directors;

79.3.9	concerning the giving of indemnities in favour of Directors;

79.3.10

concerning the funding of expenditure by any Director or Directors on (i) defending criminal, civil or regulatory proceedings or action against the Director or them, (ii) in connection with an application to the court for relief, or (iii) defending the Director or them in any regulatory investigations;

79.3.11	concerning the doing of anything to enable any Director or Directors to avoid incurring expenditure as described in Article 79.3.10; and

79.3.12	in respect of which the Director’s interest, or the interest of Directors generally, has been authorised by ordinary resolution.

79.4

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any body corporate in which the Company is interested, the proposals may be divided and considered in relation to each Director separately. In such case each of the Directors concerned (if not debarred from voting under Article 79.1) shall be entitled to vote, and be counted in the quorum, in respect of each resolution except that concerning the Director’s own appointment or the fixing or variation of the terms of the Director’s own appointment.

79.5

If a question arises at any time as to whether any interest of a Director prevents the Director from voting, or being counted in the quorum, under this Article 79, and such question is not resolved by the Director voluntarily agreeing to abstain from voting, such question shall be referred to the

Chairman of the meeting and the Chairman’s ruling in relation to any Director other than the Chairman shall be final and conclusive except in a case where the nature or extent of the interest of such Director has not been fairly disclosed. If any such question shall arise in respect of the Chairman of the meeting, the question shall be decided by resolution of the Directors and the resolution shall be conclusive except in a case where the nature or extent of the interest of the Chairman of the meeting (so far as it is known to the Chairman) has not been fairly disclosed to the Directors.

80	Confidential information

80.1

Subject to Article 80.2, if a Director, otherwise than by virtue of the Director’s position as Director, receives information in respect of which the Director owes a duty of confidentiality to a person other than the Company, the Director shall not be required:

80.1.1	to disclose such information to the Company or to the Directors, or to any Director, officer or employee of the Company; or

80.1.2	otherwise use or apply such confidential information for the purpose of or in connection with the performance of the Director’s duties as a Director.

80.2

Where such duty of confidentiality arises out of a situation in which the Director has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company, Article 80.1 shall apply only if the conflict arises out of a matter which has been authorised under Article 77 or falls within Article 78.

80.3

This Article 80 is without prejudice to any equitable principle or rule of law which may excuse or release the Director from disclosing information, in circumstances where disclosure may otherwise be required under this Article 80.

81	Directors’ interests - general

81.1	For the purposes of Articles 77 to 81 a person is connected with a Director if that person is connected for the purposes of Section 252 of the Companies Act 2006.

81.2

Where a Director has an interest which can reasonably be regarded as likely to give rise to a conflict of interest, the Director may, and shall if so requested by the Directors, take such additional steps as may be necessary or desirable for the purpose of managing such conflict of interest, including compliance with any procedures laid down from time to time by the Directors for the purpose of managing conflicts of interest generally and/or any specific procedures approved by the Directors for the purpose of or in connection with the situation or matter in question, including:

81.2.1	not attending any meetings of the Directors at which the relevant situation or matter falls to be considered; and

81.2.2

not reviewing documents or information made available to the Directors generally in relation to such situation or matter and/or arranging for such documents or information to be reviewed by a professional adviser to ascertain the extent to which it might be appropriate for the Director concerned to have access to such documents or information.

81.3	The Company may by ordinary resolution ratify any contract, transaction or arrangement, or other proposal, not properly authorised by reason of a contravention of any provisions of Articles 77 to 81.

Powers of Directors

82	General powers

The Directors shall manage the business and affairs of the Company and may exercise all powers of the Company other than those that are required by the Legislation or by these Articles to be exercised by the Company in General Meeting.

83	Provision for employees on cessation or transfer of business

The Directors may make provision for the benefit of persons employed or formerly employed by the Company or any of its subsidiaries (other than a Director, former Director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the Company or that subsidiary.

84	Bank mandates

The Directors may by resolution authorise such person or persons as they think fit to act as signatories to any bank account of the Company and may amend or remove such authorisation from time to time by resolution.

85	Borrowing

Subject to these Articles and to the provisions of the Legislation, the Directors may exercise all the powers of the Company to:

85.1	borrow money;

85.2	mortgage or charge all or any part or parts of its undertaking, property and uncalled capital; and

85.3	issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

Delegation of Powers

86	Appointment and constitution of committees

86.1

The Directors may delegate any of their powers or discretions (including all powers and discretions whose exercise involves or may involve the payment of remuneration to or the conferring of any other benefit on all or any of the Directors) to such person (who need not be a Director) or committee (comprising any number of persons, who need not be Directors) and in such manner as they think fit. Any such delegation may be either collaterally with or to the exclusion of their own powers and the Directors may revoke or alter the terms of any such delegation. Any such person or committee shall, unless the Directors otherwise resolve, have power to sub-delegate any of the powers or discretions delegated to them.

86.2

Any reference in these Articles to the exercise of a power or discretion by the Directors shall include a reference to the exercise of such power or discretion by any person or committee to whom it has been delegated.

86.3

The Directors may make regulations in relation to the proceedings of committees or sub-committees. Subject to any such regulations, the meetings and proceedings of any committee or sub-committee consisting of two or more persons shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors (with such amendments as are necessary).

87	Local boards and managers

87.1	The Directors may establish any local boards or appoint managers or agents to manage any of the affairs of the Company, either in the United Kingdom or elsewhere, and may:

87.1.1	appoint any persons to be managers or agents or members of such local boards, and may fix their remuneration;

87.1.2	delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate;

87.1.3	remove any person so appointed, and may annul or vary any such delegation; and

87.1.4	authorise the members of any local boards, or any of them, to fill any vacancies on such boards, and to act notwithstanding vacancies.

87.2	Any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit.

88	Appointment of attorney

88.1

The Directors may from time to time and at any time appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit.

88.2	Any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit.

Secretary

89	Secretary

The Secretary shall be appointed by the Directors on such terms and for such period as they may think fit. Any Secretary so appointed may at any time be removed from office by the Directors, but without prejudice to any claim for damages for breach of any contract of service between the Secretary and the Company. If thought fit, two or more persons may be appointed as Joint Secretaries. The Directors may also appoint from time to time, on such terms as they may think fit, one or more Deputy and/or Assistant Secretaries.

The Seal

90	The Seal

90.1

The Directors shall provide for the safe custody of the Seal and any Securities Seal and neither shall be used without the authority of the Directors or of a committee authorised by the Directors in that behalf. The Securities Seal shall be used only for sealing securities issued by the Company and documents creating or evidencing securities so issued.

90.2

Every instrument to which the Seal or the Securities Seal shall be affixed (other than a certificate for or evidencing shares, debentures or other securities (including options) issued by the Company) shall be signed autographically by one Director and the Secretary or by two Directors or by a Director or other person authorised for the purpose by the Directors in the presence of a witness.

90.3	The Company may exercise the powers conferred by the Legislation with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

90.4	Any instrument signed by:

90.4.1	one Director and the Secretary; or

90.4.2	by two Directors; or

90.4.3	by a Director in the presence of a witness who attests the signature,

and expressed to be executed by the Company shall have the same effect as if executed under the Seal.

Authentication of Documents

91	Authentication of documents

91.1	Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate:

91.1.1	any document affecting the constitution of the Company;

91.1.2	any resolution passed at a General Meeting or at a meeting of the Directors or any committee; and

91.1.3	any book, record, document or account relating to the business of the Company,

and to certify copies or extracts as true copies or extracts.

91.2

Where any book, record, document or account is elsewhere than at the Office the local manager or other officer of the Company having the custody of it shall be deemed to be a person appointed by the Directors for the purpose of Article 91.1.

91.3

A document purporting to be a copy of any such resolution, or an extract from the minutes of any such meeting, which is certified shall be conclusive evidence in favour of all persons dealing with the Company that such resolution has been duly passed or, as the case may be, that any minute so extracted is a true and accurate record of proceedings at a duly constituted meeting.

Dividends

92	Declaration of final dividends

92.1	The Company may by ordinary resolution declare final dividends.

92.2	No dividend shall be declared unless it has been recommended by the Directors and does not exceed the amount recommended by the Directors.

93	Fixed and interim dividends

93.1	If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may:

93.1.1	pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the dates prescribed for the payment of such dividends; and

93.1.2	pay interim dividends on shares of any class of such amounts and on such dates and in respect of such periods as they think fit.

93.2

Provided the Directors act in good faith they shall not incur any liability to the holders of any shares for any loss they may suffer by the lawful payment of any fixed or interim dividend on any other class of shares having rights ranking after or equal with those shares.

94	Distribution in specie

94.1

Without prejudice to Article 92, the Company may by ordinary resolution direct payment of a dividend in whole or in part by the transfer of specific assets, or by procuring the receipt by shareholders of specific assets, of equivalent value (including paid-up shares or debentures of any other company) and the Directors shall give effect to such resolution.

94.2	Where any difficulty arises in regard to such distribution, the Directors may make such arrangements as they think fit, including:

94.2.1	issuing fractional certificates;

94.2.2	fixing the value of any of the assets to be transferred;

94.2.3	paying cash to any member on the basis of the value fixed for the assets in order to adjust the rights of members; and

94.2.4	vesting any assets in trustees.

95	Ranking of shares for dividend

95.1	Unless and to the extent that the rights attached to any shares or the terms of issue of those shares provide otherwise, all dividends shall be:

95.1.1	declared and paid according to the amounts paid up on the shares on which the dividend is paid; and

95.1.2	apportioned and paid proportionately to the amounts paid on the shares during any portion or portions of the period in respect of which the dividend is paid.

95.2	If the terms of issue of a share provide that it ranks for dividends as from a particular date then that share will rank for dividends as from that date.

95.3	For the purposes of this Article 95, no amount paid on a share in advance of the date on which such payment is due shall be treated as paid on the share.

96	Manner of payment of dividends

96.1	Any dividend or other sum payable on or in respect of a share shall be paid to:

96.1.1	the holder of that share;

96.1.2	if the share is held by more than one person, whichever of the joint holders’ names appears first in the Register;

96.1.3	if the member is no longer entitled to the share, the person or persons entitled to it; or

96.1.4	such other person or persons as the member (or, in the case of joint holders of a share, all of them) may direct,

and such person shall be the “payee” for the purpose of this Article 96.

96.2	Such dividend or other sum may be paid:

96.2.1	by cheque sent by post to the payee or, where there is more than one payee, to any one of them at the address shown in the Register or such address as that person notifies the Company in writing;

96.2.2	by bank transfer to such account as the payee or payees shall in writing direct;

96.2.3	(if so authorised by the holder of shares in uncertificated form) using the facilities of a relevant system (subject to the facilities and requirements of the relevant system); or

96.2.4	by such other method of payment as the payee or payees and the Directors may agree.

96.3

Subject to the provisions of these Articles and to the rights attaching to any shares, any dividend or other sum payable on or in respect of a share may be paid in such currency as the Directors may resolve, using such exchange rate for currency conversions as the Directors may select.

97	Record date for dividends

97.1

Any resolution for the declaration or payment of a dividend on shares of any class may specify that the dividend shall be payable to the persons registered as the holders of such shares at a specified time on a particular date (the “Record Date”).

97.2

If no Record Date is specified then, unless the terms of issue of the shares in question provide otherwise, the dividend shall be paid by reference to each member’s holding of shares at close of business on the date of the ordinary resolution (in the case of a final dividend) or board resolution (in the case of an interim dividend) approving the payment of that dividend.

97.3	The Record Date may be a date prior to that on which the resolution is passed.

98	No interest on dividends

The Company shall not pay interest on any dividend or other sum payable on or in respect of a share unless the terms of issue of that share or the provisions of any agreement between the Company and the holder of that share provide otherwise.

99	Retention of dividends

99.1

The Directors may retain all or part of any dividend or other sum payable on or in respect of a share on which the Company has a lien in respect of which the Directors are entitled to issue an enforcement notice.

99.2	The Company shall apply any amounts retained pursuant to Article 99.1 in or towards satisfaction of the moneys payable to the Company in respect of that share.

99.3	The Company shall notify the person otherwise entitled to payment of the sum that it has been retained and how the retained sum has been applied.

99.4	The Directors may retain the dividends payable upon shares:

99.4.1	in respect of which any person is entitled to become a member pursuant to Article 34 until such person shall become a member in respect of such shares; or

99.4.2	which any person is entitled to transfer pursuant to Article 34 until such person has transferred those shares.

100	Unclaimed dividend

100.1

The Company may cease to send any cheque or other means of payment by post for any dividend on any shares which is normally paid in that manner if in respect of at least two consecutive dividends payable on those shares the cheque, warrant or order has been returned undelivered or remains uncashed but, subject to the provisions of these Articles, shall recommence sending cheques, warrants or orders in respect of the dividends payable on those shares if the holder of or person entitled to them claims the arrears of dividend and does not instruct the Company to pay future dividends in some other way.

100.2	Any unclaimed dividends may be invested or otherwise applied for the benefit of the Company until they are claimed.

100.3	The payment by the Directors of any unclaimed dividend or other sum payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect of that amount.

100.4

If a dividend remains unclaimed after a period of 12 years from the date on which it was declared or became due for payment the person who was otherwise entitled to it shall cease to be entitled and the Company may keep that sum.

101	Waiver of dividend

A shareholder or other person entitled to a dividend may waive it in whole or in part. The waiver of any dividend shall be effective only if such waiver is in writing and signed or authenticated in accordance with Article 108 by the shareholder or the person entitled to the dividend and delivered to the Company.

Scrip Dividends

102	Scrip dividends

102.1	The Directors may offer to ordinary shareholders the right to elect to receive an allotment of new ordinary shares (“Scrip Shares”) credited as fully paid in lieu of the whole or part of a dividend.

102.2

The Directors shall not allot Scrip Shares unless so authorised by ordinary resolution. Such a resolution may give authority in relation to particular dividends or may extend to all dividends declared or paid in the period specified in the resolution. Such period may not be longer than five years from the date of the resolution.

102.3

The Directors may, without the need for any further ordinary resolution, offer rights of election in respect of any dividend declared or proposed after the date of the adoption of these Articles and at or prior to the next Annual General Meeting.

102.4	The Directors may offer such rights of election to shareholders either:

102.4.1	in respect of the next dividend proposed to be paid; or

102.4.2

in respect of that dividend and all subsequent dividends, until such time as the election is revoked or the authority given pursuant to Article 102.2 expires without being renewed (whichever is the earlier).

102.5

The number of the Scrip Shares to be allotted in lieu of any amount of dividend shall be decided by the Directors and shall be such whole number of ordinary shares as have a value equal to or as near as possible to but in no event greater than such amount. For such purpose, the value of an ordinary share shall be calculated by reference to the average of the closing prices for those shares on NASDAQ, or other exchange or quotation service on which the Company’s ordinary shares are listed or quoted, on each of the first five dealing days on which the ordinary shares are quoted as being “ex” the relevant dividend. No fraction of an ordinary share shall be allotted.

102.6

If the Directors resolve to offer a right of election they shall give written notice of such right to the ordinary shareholders specifying the procedures to be followed in order to exercise such right. No notice need be given to a shareholder who has previously made, and has not revoked, an earlier election to receive ordinary shares in lieu of all future dividends, but instead shall send such shareholder a reminder of the election made, indicating how that election may be revoked in time for the next dividend proposed to be paid.

102.7

If a member has elected to receive Scrip Shares in place of a dividend, that dividend (or that part of the dividend in respect of which a right of election has been given) shall not be payable on ordinary shares in respect of which the share election has been duly exercised and has not been revoked (the “elected Ordinary Shares”). In place of such dividend, the following provisions shall apply:

102.7.1	such number of Scrip Shares as are calculated in accordance with Article 102.5 shall be allotted to the holders of the elected Ordinary Shares;

102.7.2

unless the CREST Regulations and/or the rules of the relevant system concerned require otherwise, if the elected Ordinary Shares are in uncertificated form on the Record Date then the Scrip Shares shall be issued as uncertificated shares;

102.7.3	if the elected Ordinary Shares are in certificated form on the Record Date then the Scrip Shares shall be issued as certificated shares;

102.7.4

the Directors shall capitalise in accordance with the provisions of Article 8 a sum equal to the aggregate nominal amount of the Scrip Shares to be allotted and shall apply that sum in paying up in full the appropriate number of new ordinary shares for allotment and distribution to and amongst the holders of the elected Ordinary Shares; and

102.7.5	the Scrip Shares allotted shall rank equally in all respects with the fully paid ordinary shares then in issue save only as regards participation in the relevant dividend.

102.8

No fraction of an ordinary share shall be allotted. The Directors may make such provision as they think fit for any fractional entitlements including that the whole or part of the benefit of those fractions accrues to the Company or that the fractional entitlements are accrued and/or retained on behalf of any ordinary shareholder.

102.9

The Directors may resolve that rights of election shall not be made available to any ordinary shareholders with registered addresses outside the United Kingdom where the Directors think fit in order to comply with, or avoid the requirements of, the laws or regulations of any territory or any regulatory body or stock exchange.

102.10

In relation to any particular proposed dividend, the Directors may in their absolute discretion resolve and shall so resolve if the Company has insufficient reserves or otherwise does not have the necessary authorities or approvals to issue new ordinary shares:

102.10.1	that shareholders shall not be entitled to make any election to receive shares in place of a cash dividend and that any election previously made shall not extend to such dividend; or

102.10.2

at any time prior to the allotment of the ordinary shares which would otherwise be allotted in lieu of that dividend, that all elections to take shares shall be treated as not applying to that dividend, and if so the dividend shall be paid in cash as if no elections had been made in respect of it.

Accounts

103	Accounting records

Accounting records sufficient to show and explain the Company’s transactions and otherwise complying with the Legislation shall be kept at the Office, or at such other place as the Directors think fit. No person shall have any right simply by virtue of being a member to inspect any account or book or document of the Company except as conferred by the Legislation or ordered by a court of competent jurisdiction or authorised by the Directors.

Communications with Members

104	Service of notices

104.1

The Company may, subject to and in accordance with the Legislation and these Articles, send or supply all types of notices, documents or information to members by electronic means and/or by making such notices, documents or information available on a website.

104.2

The Company Communications Provisions have effect, subject to the provisions of Articles 104 to 106, for the purposes of any provision of the Companies Acts or these Articles that authorises or requires notices, documents or information to be sent or supplied by or to the Company.

104.3

Any notice, document or information (including a share certificate) which is sent or supplied by the Company in hard copy form, or in electronic form but to be delivered other than by electronic means, and which is sent by pre-paid post and properly addressed shall be deemed to have been received by the intended recipient at the expiration of 24 hours after the time it was posted (or 48 hours where first class mail or an equivalent service is not employed for members with a registered address in the UK). In proving such receipt it shall be sufficient to show that such notice, document or information was properly addressed, pre-paid and posted.

104.4

Any notice, document or information which is sent or supplied by the Company by electronic means shall be deemed to have been received by the intended recipient 24 hours after it was transmitted, and in proving such receipt it shall be sufficient to show that such notice, document or information was properly addressed.

104.5

Any notice, document or information which is sent or supplied by the Company by means of a website shall be deemed to have been received when the material was first made available on the website or, if later, when the recipient received (or is deemed to have received) notice of the fact that the material was available on the website.

104.6

An accidental failure to send or subsequent late sending of, or non-receipt by any person entitled to, any notice of or other document or information relating to any meeting or other proceeding shall not invalidate the relevant meeting or proceeding.

104.7	The provisions of this Article 104 shall have effect in place of the Company Communications Provisions relating to deemed delivery of notices, documents or information.

105	Communication with joint holders

105.1

Anything which needs to be agreed or specified by the joint holders of a share shall for all purposes be taken to be agreed or specified by all the joint holders where it has been agreed or specified by the joint holder whose name stands first in the Register in respect of the share.

105.2

If more than one joint holder gives instructions or notifications to the Company pursuant to these Articles then save where these Articles specifically provide otherwise, the Company shall only recognise the instructions or notifications of whichever of the joint holders’ names appears first in the Register.

105.3

Any notice, document or information which is authorised or required to be sent or supplied to joint holders of a share may be sent or supplied to the joint holder whose name stands first in the Register in respect of the share, to the exclusion of the other joint holders.

105.4	The provisions of this Article 105 shall have effect in place of the Company Communications Provisions regarding joint holders of shares.

105.5

If two or more persons are registered as joint holders of any share, or are entitled jointly to a share in consequence of the death or bankruptcy of the holder or otherwise by operation of law, any one of them may give instructions to the Company and give effectual receipts for any dividend or other moneys payable or property distributable on or in respect of the share.

106	Deceased and bankrupt members

106.1	A person who claims to be entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of law shall supply to the Company:

106.1.1	such evidence as the Directors may reasonably require to show such person’s title to the share; and

106.1.2	an address at which notices may be sent or supplied to such person.

106.2	Subject to complying with Article 106.1, such a person shall be entitled to:

106.2.1

have sent or supplied to such address any notice, document or information to which the relevant member would have been entitled. Any notice, document or information so sent or supplied shall for all purposes be deemed to be duly sent or supplied to all persons interested in the share (whether jointly with or as claiming through or under such person); and

106.2.2

give instructions or notifications to the Company pursuant to these Articles in relation to the relevant shares and the Company may treat such instruction or notification as duly given by all persons interested in the share (whether jointly with or as claiming through or under such person).

106.3

Unless a person entitled to the share has complied with Article 106.1, any notice, document or information sent or supplied to the address of any member pursuant to these Articles shall be deemed to have been duly sent or supplied in respect of any share registered in the name of such member as sole or first-named joint holder. This Article shall apply notwithstanding even if such member is dead or bankrupt or in liquidation, and whether or not the Company has notice of such member’s death or bankruptcy or liquidation.

106.4	The provisions of this Article 106 shall have effect in place of the Company Communications Provisions regarding the death or bankruptcy of a member.

107	Failure to supply address

107.1

The Company shall not be required to send notices, documents or information to a member who (having no registered address within the United Kingdom) has not supplied to the Company either a postal address within the United Kingdom or an electronic address for the service of notices.

107.2

If the Company sends more than one document to a member on separate occasions during a 12-month period and each of them is returned undelivered then that member will not be entitled to receive notices from the Company until the member has supplied a new postal or electronic address for the service of notices.

108	Signature or authentication of documents sent by electronic means

Where these Articles require a notice or other document to be signed or authenticated by a member or other person, then any notice or other document sent or supplied in electronic form is sufficiently authenticated in any manner authorised by the Company Communications Provisions or in such other manner as may be approved by the Directors. The Directors may designate mechanisms for validating any such notice or other document, and any such notice or other document not so validated by use of such mechanisms shall be deemed not to have been received by the Company.

109	Statutory provisions as to notices

Nothing in any of Articles 104 to 108 shall affect any provision of the Legislation that requires or permits any particular notice, document or information to be sent or supplied in any particular manner.

Winding Up

110	Directors’ power to petition

A majority of two thirds of the Directors shall have power in the name and on behalf of the Company to present a petition to the Court for the Company to be wound up.

Destruction of Documents

111	Destruction of documents

111.1	The Company may destroy:

111.1.1	all instruments of transfer or other documents which have been registered or on the basis of which registration was made at any time after the expiration of six years from the date of registration;

111.1.2	all dividend mandates and notifications of change of address at any time after the expiration of two years from the date of recording of them;

111.1.3	all share certificates which have been cancelled at any time after the expiration of one year from the date of the cancellation; and

111.1.4	all proxy appointments from one year after the end of the meeting to which the appointment relates.

111.2	It shall conclusively be presumed in favour of the Company that:

111.2.1	every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made;

111.2.2	every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered;

111.2.3	every share certificate so destroyed was a valid and effective certificate duly and properly cancelled; and

111.2.4	every other document mentioned in this Article 111 so destroyed was a valid and effective document in accordance with the recorded particulars in the books or records of the Company.

111.3	The provisions of this Article 111:

111.3.1	shall apply only to the destruction of a document in good faith and without notice of any claim to which the document might be relevant; and

111.3.2

shall not be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than provided by this Article 111 or in any other circumstances, which would not attach to the Company in the absence of this Article 111.

111.4

Any document referred to in this Article 111 may, subject to the Legislation, be destroyed before the end of the relevant period so long as a copy of such document (whether made electronically or by any other means) has been made and is retained until the end of the relevant period.

111.5	References in this Article 111 to the destruction of any document include references to its disposal in any manner.

Arbitration

112	Arbitration

Unless Article 113 applies:

112.1

All disputes among or between the Company and any of its current or former Directors, proxy-holders, officers, and/or any of its current or former shareholders, debenture-holders or holders of other securities of the Company shall be exclusively and finally resolved under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (the “ICC Rules”), as amended from time to time.

112.2	The tribunal shall consist of three arbitrators to be appointed in accordance with the ICC Rules.

112.3

The chairman of the tribunal must have at least 20 years experience as a lawyer qualified to practise in a common law jurisdiction within the Commonwealth and each other arbitrator must have at least 20 years experience as a qualified lawyer.

112.4	The place of arbitration shall be London.

112.5	The language of the arbitration shall be English.

112.6

These Articles constitute a contract between the Company and its shareholders and between the Company’s shareholder inter se. This Article 112 (as supplemented from time to time by any agreement to a similar effect between the Company and its Directors or professional service providers) also contains or evidences an express submission to arbitration by each shareholder, the Company, its Directors and professional service providers and such submissions shall be treated as a written arbitration agreement under the Arbitration Act 1996 of England and Wales and Article II of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

112.7

Each person to whom this Article 112 applies hereby waives, to the fullest extent permitted by law: (i) any right under the law of any jurisdiction to apply to any court of law or other judicial authority to determine any preliminary point of law, and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, ruling or decision of the tribunal.

Jurisdiction

113	Jurisdiction

113.1

The rights and obligations among or between the Company and any of its current or former Directors, proxy-holders, officers, and/or any of its current or former shareholders, debenture-holders or holders of other securities of the Company shall be governed in each case exclusively by the laws of England and Wales.

113.2

Any dispute, suit, claim, pre-trial action or other legal proceeding, including summary or injunctive proceedings, by and between those persons pertaining to or arising out of the above-mentioned capacities in Article 113.1 shall be exclusively submitted to the courts of England and Wales.

113.3

All parties shall waive any objections to such legal action or proceedings in the courts of England and Wales on the grounds of venue or on the grounds that such legal action or proceedings have been brought in an inappropriate forum.

113.4

All parties shall irrevocably and unconditionally agree that a judgment in any such legal action or proceeding brought in the courts of England and Wales shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction.

Directors’ Liabilities

114	Indemnity

114.1	So far as may be permitted by the Legislation every Relevant Officer may be indemnified by the Company out of its own funds against:

114.1.1

any liability incurred by or attaching to the Relevant Officer in connection with any negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or any Associated Company of the Company other than:

(i)	any liability to the Company or any Associated Company; and

(ii)	any liability of the kind referred to in Section 234(3) of the Companies Act 2006; and

114.1.2

any other liability incurred by or attaching to the Relevant Officer in relation to or in connection with the Relevant Officer’s duties, powers or office, including in connection with the activities of the Company or an Associated Company in its capacity as a trustee of an occupational pension scheme.

114.2

Where a Relevant Officer is indemnified against any liability in accordance with this Article 114, such indemnity may extend to all costs, charges, losses, expenses and liabilities incurred by the Relevant Officer in relation thereto.

114.3	In this Article 114:

114.3.1	“Associated Company” shall have the same meaning as in Section 256 of the Companies Act 2006; and

114.3.2	“Relevant Officer” means a Director, former Director or Secretary of the Company or of an Associated Company of the Company.

115	Insurance

115.1	Without prejudice to Article 114, the Directors shall have power to purchase and maintain insurance for or for the benefit of:

115.1.1	any person who is or was at any time a Director or Secretary of any Relevant Company (as defined in Article 115.2); or

115.1.2	any person who is or was at any time a trustee of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested,

including insurance against any liability (including all costs, charges, losses and expenses in relation to such liability) incurred by or attaching to such person in relation to such person’s duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

115.2	For the purpose of Article 115.1, “Relevant Company” shall mean:

115.2.1	the Company;

115.2.2	any holding company of the Company;

115.2.3

any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or of such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company; or

115.2.4	any subsidiary undertaking of the Company or of such other body.

116	Defence expenditure

116.1	So far as may be permitted by the Legislation, the Company may:

116.1.1	provide a Relevant Officer with funds to meet expenditure incurred or to be incurred by the Relevant Officer:

(i)

in defending any criminal or civil proceedings in connection with any negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or an Associated Company of the Company; or

(ii)	in connection with any application for relief under the provisions mentioned in Section 205(5) of the Companies Act 2006; and

116.1.2	do anything to enable any such Relevant Officer to avoid incurring such expenditure.

116.2	The terms set out in Section 205(2) of the Companies Act 2006 shall apply to any provision of funds or other things done under Article 116.1.

116.3	So far as may be permitted by the Legislation, the Company:

116.3.1	may provide a Relevant Officer with funds to meet expenditure incurred or to be incurred by the Relevant Officer in defending himself/herself in an investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by the Relevant Officer in relation to the Company or any Associated Company of the Company; and

116.3.2	may do anything to enable any such Relevant Officer to avoid incurring such expenditure.

116.4	In this Article 116:

116.4.1	“Associated Company” shall have the same meaning as in Section 256 of the Companies Act 2006; and

116.4.2	“Relevant Officer” means a Director, former Director or Secretary of the Company or of an Associated Company of the Company.